Exhibit 99.1
Arq Reports Second Quarter 2024 Results
Ongoing improvement to ASP and profitability of foundational PAC business
52% of Red River’s GAC nameplate capacity now contracted nearly six months ahead of first production
Red River expansion remains on target for first GAC deliveries in Q1 2025
GREENWOOD VILLAGE, Colo., August 12, 2024 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced its financial and operating results for the quarter ended June 30, 2024.
Financial Highlights
•Generated revenue of $25.4 million in Q2 2024, up 24% over the prior year period, driven by enhanced contract terms including higher average selling prices (“ASP”) and positive changes in product mix
•Increased ASP in Q2 2024 by approximately 16% over the prior year period, reflecting the fifth consecutive quarter of double-digit YoY percentage growth in ASP
•Improved gross margin to 32% in Q2 2024, an improvement of more than 700 basis points vs. 25% in the prior year period, driven by higher revenue, continued focus on profitability over volume, and ongoing operational cost management
•Reported Net loss of $2.0 million in Q2 2024, reflecting a significant improvement over the prior year period loss of $5.9 million
•Adjusted EBITDA of $0.5 million in Q2 2024 vs. Adjusted EBITDA loss of $3.0 million in the prior year period(1)
•Exited Q2 2024 with cash and restricted cash of $37.2 million
•Capital expenditure forecasts for full year 2024 remain at $60 - $70 million
(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to the paragraph titled “Note on Non-GAAP Financial Measures” for the definitions of non-GAAP financial measures.
Recent Business Highlights
•Secured additional granular activated carbon ("GAC") supply contracts bringing total contracted volume to 13 million pounds per year (when fully scaled up to ultimate run-rate requirements), representing 52% of Red River’s expanded nameplate GAC capacity of 25 million pounds.
•Arq was added to the Russell 3000 and Russell 2000 Indices effective July 2024. Inclusion demonstrates Arq’s evolution and transformation while increasing visibility and prominence within the investment community.
•Completed a $15 million private placement of common stock ("PIPE raise") with an institutional investor in May 2024; unsolicited investment further bolsters liquidity.

•Corbin facility commissioning commenced early in Q2 2024, producing initial product utilized for quality control and specification testing of purified bituminous coal waste feedstock. Production expected to ramp up in Q4 2024.
•Signed non-binding term sheet to refinance the Company’s existing Term Loan that would materially expand the size of the facility, further enhancing liquidity.

“Our second quarter results represent yet another period of solid execution as we continue to maximize the profitability of our foundational PAC portfolio, advance our strategic GAC growth projects towards completion, and further solidify our capital position,” commented Bob Rasmus, CEO of Arq. “Additionally, activity continued to build throughout the second quarter, providing solid momentum as we head into our seasonally stronger quarters during the second half. We are confident that our PAC portfolio will generate positive cash flow in 2024, providing a solid foundation to build upon with our higher-margin GAC revenue and cash flow in 2025 and beyond.”

Rasmus continued, “Our team is working diligently and efficiently to advance our Corbin and Red River strategic growth projects, both of which remain on target. Our team continues to secure additional supply agreements, bringing total contracting levels to 52% of nameplate capacity and further validating our GAC products and strategy. We continue to expect to have contracted all 25 million pounds of Red River’s nameplate capacity before production begins. We are particularly encouraged by the variety of both existing and prospective customers engaged, including those in the water, biogas, and air filtration industries, representing a wide portfolio of attractive applications and economic opportunities. Our team has faced recent construction delays at our Red River facility, resulting from unprecedented rain in the region. Despite these delays, we are on target to achieve first deliveries in Q1 2025 and continue to expect total 2024 capex of $60-$70 million, which we believe will deliver compelling economic returns.”
Second Quarter 2024 Results
Revenue totaled $25.4 million for the second quarter of 2024, reflecting an increase of 24% compared to $20.4 million in the prior year period. The improvement was driven by higher pricing, increased volumes and favorable product mix. ASP for the second quarter of 2024 was up approximately 16% compared to prior year period, marking the fifth consecutive quarter of double-digit year-over-year percentage growth in ASP.

Cost of revenue totaled $17.2 million for the second quarter of 2024, an increase of approximately 12% compared to $15.3 million in the prior year period. This increase in cost is reflective of approximately $1.4 million scheduled maintenance cost, which typically occurs biennially but was brought forward to physically connect the new GAC facility to the legacy Red River plant ahead of first production in 2025. This will enable us to capture multiple operational synergies and the next scheduled plant maintenance will not occur until 2026.

Despite this maintenance cost, gross margin improved to 32% for the second quarter of 2024, compared to 25% in the prior year period. The increase in gross margin was driven by higher revenue as a result of our focus on profitability over volume and ongoing operational cost management.

Selling, general and administrative expenses totaled $7.0 million, compared to $8.0 million in the prior year period. The reduction of approximately $1.0 million or 12% was primarily driven by a reduction in payroll and benefits as well as legal and consulting fees as the Company incurred incremental fees related to the legacy Arq acquisition in 2023.

Research and development costs totaled $0.9 million, compared to $0.8 million in the prior year period. This increase is primarily due to the Company conducting ongoing product qualification testing in the second quarter of 2024 with potential lead-adopters as part of its ongoing GAC contracting process, which also contributed to elevated costs in the first quarter of 2024.

Operating loss was $1.4 million for the second quarter of 2024, compared to an operating loss of $6.1 million in the prior year period. The improvement was mainly driven by an increase in revenue as well as cost reductions discussed above.

Interest expense was $0.8 million for the second quarter of 2024, broadly flat year over year. This expense is primarily driven by the interest expense on the Company’s $10.0 million term loan entered into in conjunction with the legacy Arq acquisition completed in February 2023. We continue to make progress on refinancing options for this facility.

Net loss was $2.0 million, or $0.06 per diluted share in the second quarter of 2024, compared to a net loss of $5.9 million, or $0.21 per diluted share, in the prior year period. The improvement was driven by the enhanced gross margins and lower SG&A costs.

Adjusted EBITDA was $0.5 million for the second quarter of 2024, compared to Adjusted EBITDA loss of $3.0 million in the prior year period. The improvement was primarily driven by a reduction in Net loss in the second quarter of 2024 compared to the prior year period, and an increase in interest expense. This improvement was partially offset by a decrease in add-backs related to depreciation, amortization, depletion and accretion.

See note below regarding the use of the Non-GAAP financial measure Adjusted EBITDA loss and a reconciliation to the most comparable GAAP financial measure.

Capex and Balance Sheet
Capital expenditures totaled $28.8 million for the first half of 2024, compared to $10.4 million in the prior year period. The increase versus the prior year was driven by the ongoing expansion of our Red River and Corbin facilities. Capex for 2024 remains in line with previous guidance at $60 - $70 million.

Cash as of June 30, 2024, including $8.7 million of restricted cash, totaled $37.2 million, compared to $44.0 million as of March 31, 2024. The change was largely driven by the strategic capex described above, partially offset by a $15.0 million PIPE raise completed in May 2024.

Total debt, inclusive of financing leases, as of June 30, 2024, totaled $20.4 million compared to $20.9 million as of December 31, 2023. The decrease was driven by principal payments made during the six months ended June 30, 2024.

Conference Call and Webcast Information

Arq has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, August 13, 2024. The conference call webcast information will be available via the Investor Resources section of Arq's website at www.arq.com. Interested parties may participate in the conference call by registering at https://www.webcast-eqs.com/arq20240813. Alternatively, interested parties may access the live conference call via phone by dialing (877) 407-0890 or (201) 389-0918 and referencing Arq. A supplemental investor presentation will be available on the Company's Investor Resources section of the website prior to the start of the conference call. A replay of the event will be made available shortly after the event and accessible via the same webcast link referenced above. Alternatively, the replay may be accessed by dialing (877) 660-6853 or (201) 612-7415 and entering Access ID 13747947. The dial-in replay will expire after August 20, 2024.

Additionally, Bob Rasmus, CEO of Arq, will be presenting today, August 13, 2024, at the Canaccord Genuity 44th Annual Growth Conference. The presentation is scheduled to begin at 4:15 p.m. Eastern Time. To access the presentation via live webcast, please visit https://wsw.com/webcast/canaccord98/arq/2260764. A replay of the event will be made available shortly following the presentation via the same link.

About Arq

Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.

Caution on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. When used in this press release, the words “can,” “will,” "may," “intends,” “expects,” "continuing," “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements include, but are not limited to, statements or expectations regarding: business strategy, expectations about future demand and pricing for our PAC and GAC products and our ability to enter into new markets, the ability to successfully integrate legacy Arq's business and effectively utilize legacy Arq’s products and technology, the estimated costs and timing associated with potential capital improvements at our facilities, financing sources for such projects and potential production outputs thereafter, expected market supply of GAC products and the cost savings and environmental benefits of our GAC products, and the timing and scope of future regulatory developments and the related impact of such on the demand for our products. The forward-looking statements included in this press release involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the U.S. government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; competition within the industries in which the Company operates; our inability to commercialize our products on favorable terms; our inability to effectively and efficiently commercialize new products; changes in construction costs or availability of construction materials; our inability to effectively manage construction and startup of the Red River GAC Facility or Corbin Facility; our inability to obtain required financing or financing on terms that are favorable to us; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; ongoing effects of the inflation and macroeconomic uncertainty, including from the ongoing pandemic and armed conflicts around the world, and such uncertainty’s effect on market demand and input costs; availability of materials and equipment for our business; intellectual property infringement claims from third parties; pending litigation; as well as other factors relating to our business strategy, goals and expectations concerning the Arq Acquisition (including future operations, future performance or results); our ability to maintain relationships with customers, suppliers and others with whom it does business and meet supply requirements, or its results of operations and business generally; risks related to diverting management’s attention from our ongoing business operations; costs related to the Arq Acquisition; opportunities for additional sales of our AC products and end-market diversification; the timing and scope of new and pending regulations and any legal challenges to or extensions of compliance dates of them; our ability to meet customer supply requirements; the rate of coal-fired power generation in the U.S., the timing and cost of capital expenditures and the resultant impact to our liquidity and cash flows as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements made in this press release and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements contained in this press release are presented as of the date hereof, and we disclaim any duty to update such statements unless required by law to do so.

Source: Arq, Inc.

Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com

TABLE 1
Arq, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$28,478	$45,361
Receivables, net	15,812	16,192
Inventories, net	22,648	19,693
Prepaid expenses and other current assets	4,280	5,215
Total current assets	71,218	86,461
Restricted cash, long-term	8,719	8,792
Property, plant and equipment, net of accumulated depreciation of $23,233 and $19,293, respectively	123,407	94,649
Other long-term assets, net	45,238	45,600
Total Assets	$248,582	$235,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$16,795	$14,603
Current portion of debt obligations	2,419	2,653
Other current liabilities	7,393	5,792
Total current liabilities	26,607	23,048
Long-term debt obligations, net of current portion	17,978	18,274
Other long-term liabilities	14,397	15,780
Total Liabilities	58,982	57,102
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $0.001 per share, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock: par value of $0.001 per share, 100,000,000 shares authorized, 40,614,642 and 37,791,084 shares issued, and 35,996,496 and 33,172,938 shares outstanding at June 30, 2024 and December 31, 2023, respectively	41	38
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of June 30, 2024 and December 31, 2023, respectively	(47,692)	(47,692)
Additional paid-in capital	171,095	154,511
Retained earnings	66,156	71,543
Total Stockholders’ Equity	189,600	178,400
Total Liabilities and Stockholders’ Equity	$248,582	$235,502

TABLE 2
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2024	2023	2024	2023
Revenue	$25,405	$20,445	$47,145	$41,250

Cost of revenue, exclusive of depreciation and amortization	17,227	15,336	30,940	32,511

Operating expenses:
Selling, general and administrative	7,011	7,994	14,677	19,277
Research and development	929	774	2,554	1,506
Depreciation, amortization, depletion and accretion	1,658	2,428	3,374	4,565
Gain on sale of Marshall Mine, LLC	—	—	—	(2,695)
Total operating expenses	9,598	11,196	20,605	22,653
Operating loss	(1,420)	(6,087)	(4,400)	(13,914)
Other (expense) income:
Earnings from equity method investments	—	462	—	1,100
Interest expense	(829)	(834)	(1,620)	(1,368)
Other	311	603	663	785
Total other (expense) income	(518)	231	(957)	517
Loss before income taxes	(1,938)	(5,856)	(5,357)	(13,397)
Income tax (expense) benefit	(30)	—	(30)	33
Net loss	$(1,968)	$(5,856)	$(5,387)	$(13,364)
Loss per common share:
Basic	$(0.06)	$(0.21)	$(0.16)	$(0.53)
Diluted	$(0.06)	$(0.21)	$(0.16)	$(0.53)
Weighted-average number of common shares outstanding:
Basic	34,356	27,360	33,229	25,739
Diluted	34,356	27,360	33,229	25,739

TABLE 3
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2024	2023
Cash flows from operating activities
Net loss	$(5,387)	$(13,364)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization, depletion and accretion	3,374	4,565
Stock-based compensation expense	1,435	1,108
Operating lease expense	1,049	1,449
Amortization of debt discount and debt issuance costs	299	244
Gain on sale of Marshall Mine, LLC	—	(2,695)
Earnings from equity method investments	—	(1,100)
Other non-cash items, net	(55)	3
Changes in operating assets and liabilities:
Receivables and related party receivables	380	3,622
Prepaid expenses and other assets	1,036	2,213
Inventories, net	(1,493)	(4,946)
Other long-term assets, net	(1,089)	(2,886)
Accounts payable and accrued expenses	(1,821)	(10,114)
Other current liabilities	1,560	83
Operating lease liabilities	(786)	398
Other long-term liabilities	(926)	261
Net cash used in operating activities	(2,424)	(21,159)
Cash flows from investing activities
Acquisition of property, plant, equipment, and intangible assets, net	(28,766)	(10,383)
Acquisition of mine development costs	(85)	(1,247)
Cash and restricted cash acquired in business acquisition	—	2,225
Payment for disposal of Marshall Mine, LLC	—	(2,177)
Distributions from equity method investees in excess of cumulative earnings	—	1,100
Net cash used in investing activities	(28,851)	(10,482)
Cash flows from financing activities
Net proceeds from common stock issued in private placement transactions	14,951	15,220
Net proceeds from common stock issuance, related party	800	—
Repurchase of common stock to satisfy tax withholdings	(599)	(160)
Principal payments on finance lease obligations	(565)	(577)
Principal payments on CTB Loan	(268)	(213)
Net proceeds from CFG Loan, related party, net of discount and issuance costs	—	8,522
Net cash provided by financing activities	14,319	22,792
Decrease in Cash and Restricted Cash	(16,956)	(8,849)
Cash and Restricted Cash, beginning of period	54,153	76,432
Cash and Restricted Cash, end of period	$37,197	$67,583
Supplemental disclosure of non-cash investing and financing activities:
Change in accrued purchases for property and equipment	$4,013	$328
Equity issued as consideration for acquisition of business	$—	$31,206
Paid-in-kind dividend on Series A Preferred Stock	$—	$157

Note on Non-GAAP Financial Measures
To supplement our financial information presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), we provide certain supplemental financial measures, including EBITDA and Adjusted EBITDA, which are measurements that are not calculated in accordance with U.S. GAAP. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA reduced by the non-cash impact of equity earnings from equity method investments and other non-cash gains, increased by cash distributions from equity method investments and other non-cash losses. EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income (loss) in accordance with U.S. GAAP as a measure of performance. See below for a reconciliation from net loss, the nearest U.S. GAAP financial measure, to EBITDA and Adjusted EBITDA.
We believe that the EBITDA and Adjusted EBITDA measures are less susceptible to variances that affect our operating performance. We include these non-GAAP measures because management uses them in the evaluation of our operating performance, and believe they help to facilitate comparison of operating results between periods. We believe the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses, gains, and losses which can vary widely across different industries or among companies within the same industry and may not be indicative of core operating results and business outlook.
EBITDA and Adjusted EBITDA:
The following table reconciles net loss, our most directly comparable as-reported financial measure calculated in accordance with U.S. GAAP, to EBITDA loss and Adjusted EBITDA loss.

TABLE 4
Arq, Inc. and Subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA (Loss)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Net loss (1)	$(1,968)	$(5,856)	$(5,387)	$(13,364)
Depreciation, amortization, depletion and accretion	1,658	2,428	3,374	4,565
Amortization of Upfront Customer Consideration	127	127	254	254
Interest expense, net	606	308	1,038	598
Income tax expense (benefit)	30	—	30	(33)
EBITDA (loss)	453	(2,993)	(691)	(7,980)
Cash distributions from equity method investees	—	462	—	1,100
Equity earnings	—	(462)	—	(1,100)
Gain on sale of Marshall Mine, LLC	—	—	—	(2,695)
Adjusted EBITDA (loss)	$453	$(2,993)	$(691)	$(10,675)
(1) Included in Net loss for the three and six months ended June 30, 2023 are $0.6 million and $4.9 million, respectively of transaction and integration costs incurred related to the legacy Arq acquisition. Additionally, for the three and six months ended June 30, 2023, Net loss included $0.8 million and $1.7 million of legacy Arq payroll and benefit costs.